Exhibit 99.2

NEWS RELEASE

For Immediate Release
May 1, 2014
MAXWELL TECHNOLOGIES APPPOINTS DR. FRANZ FINK PRESIDENT AND CEO
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SAN DIEGO, Calif. - Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that its Board of Directors has appointed Dr. Franz Fink President and Chief Executive Officer and will appoint him to the company’s board at its meeting next week.

Immediately prior to joining Maxwell, Dr. Fink was an independent business consultant, assisting companies in the industrial and automotive markets with business optimization and growth initiatives. From 2006 to 2012, he was President and Chief Executive Officer of Gennum Corp., a leading supplier of high-speed analog and mixed-signal semiconductors for the optical communications, networking, and video broadcast markets that was listed on the Toronto Stock Exchange before being acquired by Semtech Corp. in March 2012. From 2003 to 2006, he was senior vice president and general manager of the Wireless and Mobile Systems Group of Austin, Texas-based Freescale Semiconductor, Inc. From 1991 through 2003, he held a series of senior management positions in the Semiconductor Products Sector of Motorola Corp. in Germany, the United Kingdom and the United States. He currently serves as a director and is a member of the Governance Committee of Pason Systems Corp. He holds a doctorate in natural sciences from the department of computer-aided design and a master’s degree in computer science and electrical engineering from the Technical University of Munich, Germany.

“Franz is a seasoned technology executive with an established track record of bringing innovative products to the automotive, telecommunications and other global markets,” said Mark Rossi, chairman of the board. “His drive, leadership skills and broad experience in international business operations will be instrumental in accelerating the company’s growth and development.”

“I am excited to be joining Maxwell at this pivotal moment in the company’s history,” Dr. Fink said. “Global demand for clean, efficient, affordable power and energy solutions is creating significant opportunities for our industry-leading products and technology. I look forward to working with the board of directors and our people to execute for our customers and to enhance value for our shareholders.”

Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-hardened microelectronic products for satellites and spacecraft include single board computers and components incorporating our proprietary RADPAK® packaging and shielding technology that enables them to perform reliably in space. For more information, please visit our website: www.maxwell.com.

Media & Investor Contact: Michael Sund, +1 858.503.3233; msund@maxwell.com

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